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                               GABELLI FUNDS, INC.
                                655 Third Avenue
                            New York, New York 10017



                                                              February 27, 1987


To the Board of Trustees
of The Gabelli Growth Fund


         The undersigned hereby subscribes for 10,000 shares, par value one cent per share (the "Shares") of the Fund for an aggregate purchase price of $100,000.

         In connection therewith, the undersigned hereby represents and warrants as follows:

     1. The purchase of the Shares is for investment purposes only and not with the intent to distribute the Shares; and

         2. In the event that any of the Shares are redeemed by any holder during the period of amortization of the Fund's organizational and start up expenses (as such expenses are set forth on the Fund's Statement of Assets and Liabilities dated February 27, 1986) the redemption proceeds shall be reduced by any such unamortized organizational expenses in the same proportion as the number of Shares being redeemed bears to the number of Shares outstanding at the time of redemption.

                                                              Very truly yours,

                                                           GABELLI FUNDS, INC.


                                  By: ILLEGIBLE

ACCEPTED:

THE GABELLI GROWTH FUND


By:  ILLEGIBLE